Pricing Supplement No. 31
(To the Prospectus dated December 28, 1998 and the Prospectus Supplement dated January 5, 1999)


                        Transamerica Finance Corporation

                          Medium-Term Notes, Series F
                        $300,000,000 Floating Rate Notes
                             due December 14, 2001

Trade Date:                        December 9, 1999
Original Issue Date:               December 14, 1999
Principal Amount:                  U.S.$300,000,000
Price to Public:                   99.943%
Proceeds to Company:               99.693%
Interest Rate Base:                LIBOR Telerate
Index Maturity:                    3 month
Interest Rate Reset Date           14th of March, June, September and December
Interest Rate Spread:              25 basis points
Interest Payment Dates:            14th of March, June, September and December
Maturity Date:                     December 14, 2001
Specified Currency:                U.S. Dollars
Form:                              Book-Entry
CUSIP No.:                         89350LJY9
Original Issue Discount Note:      No
Agents, as principals:             Morgan Stanley & Co. Incorporated,
                                   Warburg Dillon Read LLC and
                                   Bank of America Securities LLC
Other Provisions:                  See Additional Terms

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                           MORGAN STANLEY DEAN WITTER

       WARBURG DILLON READ LLC             BANK OF AMERICA SECURITIES LLC

                                December 9, 1999

                                ADDITIONAL TERMS

          These Additional Terms constitute a part of Pricing Supplement No. 31 dated December 9, 1999 of Transamerica Finance Corporation (the "Company") and contain a description of additional terms and provisions applicable to the Company's floating rate securities due December 14, 2001 (the "Notes") constituting a tranche of the Company's Medium-Term Notes, Series F. The Notes are described in the Prospectus, dated December 28, 1998, and the Prospectus Supplement, dated January 5, 1999, for the Medium-Term Notes, Series F, referred to above, and reference is made thereto for a detailed summary of additional provisions of the Notes. The Notes are Floating Rate Notes as described in the Prospectus Supplement. The description of the particular terms of the Notes set forth in this Pricing Supplement supplements, and to the extent inconsistent therewith replaces, the description of the terms and provisions under "Description of Debt Securities" in the Prospectus and "Description of Notes" in the Prospectus Supplement. Capitalized terms used but not defined herein shall have the meanings given them in such Prospectus and Prospectus Supplement.

          The Notes will be Senior Indebtedness of the Company.

Interest Rate and Interest Payment Dates

          The principal amount of Notes will be limited to $300,000,000 and the Notes will mature on December 14, 2001 (the "Maturity Date").

          The Notes will bear interest at 3-Month LIBOR plus 0.25% from the date of issuance as described in the Prospectus Supplement under "Description of Notes -- Floating Rate Notes." The Interest Reset Date will be on the 14th day of March, June, September and December.

          Interest will be payable on the Notes on March 14, June 14, September 14 and December 14 (each, an "Interest Payment Date"), commencing March 14, 2000, to the persons in whose name the Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date").

          The Notes will be issued in denominations of $1,000 and integral multiples thereof.

                              PLAN OF DISTRIBUTION

          The Agents, as principals, named below (the "Underwriters"), have each agreed to purchase, and Transamerica Finance Corporation has agreed to sell to them, the principal amount of the Notes set forth below opposite their names. Subject to certain terms and conditions, the Underwriters have severally, and not jointly, agreed to purchase the Notes. The Terms Agreement dated, December 9, 1999, between Transamerica Finance Corporation and the Underwriters provides the terms and conditions that govern this purchase. The Terms Agreement incorporates by reference the Distribution Agreement discussed in the Prospectus Supplement.

NAME                                                                            PRINCIPAL AMOUNT
Morgan Stanley & Co. Incorporated.............................................  $180,000,000
Warburg Dillon Read LLC.......................................................    60,000,000
Bank of America Securities LLC................................................    60,000,000
                                                                                ============
Total.........................................................................  $300,000,000

          The Underwriters initially propose to offer part of the notes directly to the public at the public offering price of 99.943% and part to certain dealers at such prices less a concession not in excess of 0.125%. Any Underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.0625%. After the notes are released to the public, the offering price and other selling terms may from time to time be varied by the Underwriters. The Underwriters and any dealers that participate with the Underwriters in the distribution of Notes may be deemed to be Underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting compensation.

          The Notes will not have an established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes, but are not obligated to do so and may discontinue market making at any time without notice.

          The Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

          In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

          In the ordinary course of business, the Underwriters and its affiliates have engaged and may in the future engage in commercial and investment banking transactions with the Company and certain of its affiliates.

                                      PS-3